UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2020

Well-being Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-56118	35-2676081
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4-18-19-601, Hakataekimae, Hakata-ku, Fukuoka-shi, Fukuoka, Japan	812-0011
(address of principal executive offices)	(zip code)

Telephone Number of Issuer: +81-92-710-6338

Email Address of Issuer: wellbemanagement@gmail.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On August 31, 2020, Mr. Haruhiko Abe resigned as our Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer. The resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

On August 31, 2020, Mr. Kazuo Shimono was appointed as Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer.

There is no arrangement or understanding among Mr. Kazuo Shimono or any other person pursuant to which he was appointed as a director and officer of the Company.

Mr. Kazuo Shimono does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time, the Company does not have any written employment agreement or other formal compensation agreement with our new officer and director. Compensation arrangements are the subject of ongoing development and the Company will disclose any compensatory arrangements entered into in the future.

Mr. Kazuo Shimono, Age 75 - Chief Executive Officer, Chief Financial Officer, President, Director, Secretary, and Treasurer

Background of Mr. Kazuo Shimono

In 1961 Mr. Kazuo Shimono graduated from the Department of Industrial Chemistry, Faculty of Engineering, at Doshisha University. That same year he joined Copia Co., Ltd. In 1992 he assumed the Managing Director of Copia Taiwan. In 2000 he assumed the position of President of Copia Hong Kong. In 2005 he joined in SK-Electronics Co., Ltd. and assumed the position of Production Director of the factory of Taiwan. In 2009 he left SK-Electronics Co., Ltd., and has since been retired form any other work related positions until now, whereas he now serves as our new sole officer and director.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments at Well-being Holdings, Inc.

Item 9.01. Financial Statements and Exhibits.

A. None

B. Exhibits

NUMBER	EXHIBIT

17.1	Officer and Director Resignation Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WELL-BEING HOLDINGS, INC.

Dated: September 3, 2020	/s/ Kazuo Shimono
Kazuo Shimono
Chief Executive Officer